Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-169407 of our report dated March 5, 2008, February 24, 2010 as to Note 2 and September 10, 2010 as to Note 14, relating to the 2007 consolidated financial statements of Great Wolf Resorts, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to retrospective adjustments related to changes in accounting for noncontrolling interests) appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche, LLP

Milwaukee, Wisconsin
October 8, 2010